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                                   EXHIBIT 15



                                September 23, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:   First Liberty Financial Corp.
      Registration on Form S-4

We are aware that our reports dated February 13, 1996, May 6, 1996 and August 12, 1996 on our review of interim financial information of First Liberty Financial Corp. (The "Company") for the three-month, six-month and nine-month periods ended December 31, 1995, March 31, 1996 and June 30, 1996, respectively, and included in the Company's quarterly reports on Forms 10-Q for the quarters then ended, respectively, are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




/s/ Coopers & Lybrand L.L.P.